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                               POWER OF ATTORNEY


                 KNOW ALL MEN BY THESE PRESENTS, that Barry G. Skolnick, a member of the Board of Directors of Merrill Lynch Life Insurance Company (the "Company"), whose signature appears below, constitutes and appoints Michael P. Cogswell, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all Registration Statements and Amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, under the Investment Company Act of 1940, where applicable, and the Securities Act of 1933, respectively, with the Securities and Exchange Commission, for the purpose of registering any and all variable life and variable annuity separate accounts (collectively "Separate Accounts"), of the Company that may be established in connection with the issuance of any and all variable life and variable annuity contracts funded by such Separate Accounts, granting unto said attorney- in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done.


             Date: February 7, 1994            /s/ Barry G. Skolnick
                                               ----------------------------
                                               Barry G. Skolnick

State of New Jersey       )
County of Middlesex       )

                 On the 7th day of Feb., 1994, before me came Barry G. Skolnick, Director of Merrill Lynch Life Insurance Company, to me known to be said person and he signed the above Power of Attorney on behalf of Merrill Lynch Life Insurance Company.



                                       /s/ Sandra K. Kelly
                                       ----------------------------
       [SEAL]                          Notary Public